Exhibit 99.1
COURT GRANTS NASH FINCH’S REQUEST FOR A TEMPORARY RESTRAINING ORDER
Order Tolls the Company’s Cure Period and Enjoins Certain Holders of Company’s Senior
Subordinated Convertible Notes Due 2035 from Accelerating the Debt
     MINNEAPOLIS (October 5, 2007) — Nash-Finch Company (NASDAQ: NAFC), a leading national food distributor, today announced that the Hennepin County District Court in Minnesota granted the Company a temporary restraining order preventing and enjoining certain hedge funds who are beneficial owners purporting to hold at least 25% of the aggregate principal amount of the Nash-Finch Senior Subordinated Convertible Notes due 2035 from declaring an acceleration of any debt due under the Indenture governing the Notes (the “Indenture”) while the litigation is pending.
     The Order also tolls the 30-day cure period, during which Nash Finch may cure the alleged default under the Indenture, should the Court determine that a default has occurred. The restraining Order will remain in effect until 10 days after the Court reaches a decision on the underlying dispute as to whether the Trustee should execute the Supplemental Indenture submitted by the Company and whether the Company’s adjustment to the conversion rate was done in accord with the terms of the Indenture.
     “We appreciate the Court’s decision to issue a temporary restraining order which preserves the status quo, and we look forward to demonstrating to the Court the Company properly made the required adjustment to the conversion rate on the Notes after the Company increased the amount of the quarterly dividend paid to our shareholders.” said Bob Dimond, Executive Vice President and CFO of Nash Finch.
     Nash Finch filed a petition on September 26, 2007, asking the Hennepin County District Court to determine that Nash Finch properly adjusted the conversion rate on its Senior Subordinated Convertible Notes due 2035 after Nash Finch increased the amount of the dividends it paid to its shareholders.
     On September 10, 2007, Nash Finch received a purported notice of default, which was subsequently reissued on September 27, 2007 to correct a procedural defect in the initial notice, from certain hedge funds who are beneficial owners purporting to hold at least 25% of the aggregate principal amount of the Notes. The hedge funds alleged in the notice that Nash Finch was in breach of Section 4.08(a)(5) of the Indenture which provides for an adjustment of the conversion rate on the Notes in the event of an increase in the amount of certain cash dividends to holders of Nash Finch’s common stock. As previously stated, if the Court determines the hedge fund’s assertion to be correct, Nash Finch would cure the default by making an upward adjustment in the conversion rate of 0.4307 shares per $1,000 bond.
     Nash Finch is a Fortune 500 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 31 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores and Egypt. The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center® and Sun Mart® trade names. Further information is available on the Company’s website at www.nashfinch.com.
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Contact: Bob Dimond, 952-844-1060